Exhibit 99.1

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407

Contact:	Amanda H. Butler
201-791-7600

for release:  January 25, 2010

SEALED AIR REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

$0.37 Earnings per Share or $0.40 Adjusted Earnings per Share for Fourth Quarter

$1.35 Earnings per Share or $1.44 Adjusted Earnings per Share for Full Year

Fourth Quarter and Full Year 2009 Highlights

•                  6% sequential sales growth in the quarter, including 2% due to foreign exchange

•                  “BRIC” sales increased 18% in the quarter, including 6% due to foreign exchange

•                  Marketing, administrative and development expenses as percent of net sales higher in the quarter due to incentive compensation expense

•                  Full year gross margin increased 320 basis points to 28.7%

•                  Full year operating margin increased 340 basis points to 11.6%

•                  Full year record free cash flow of $500 million

ELMWOOD PARK, N.J., Monday, January 25, 2010 — For full year 2009, Sealed Air Corporation (NYSE:SEE) reported diluted earnings per common share (EPS) of $1.35, compared with $0.99 in 2008.  Adjusted EPS was $1.44, compared with $1.40 in 2008.  (See attached supplements for non-GAAP reconciliations and information.)  Sales declined 12% to $4.24 billion primarily reflecting 8% lower volumes and 5% unfavorable foreign exchange.

Fourth quarter 2009 EPS was $0.37, compared with $0.26 in 2008.  Adjusted EPS was $0.40, compared with $0.39 in 2008.  Sales declined 2% to $1.15 billion reflecting a 4% decrease in volumes and a 2% decrease in price/mix, partially offset by 4% favorable foreign exchange.  Volumes were primarily impacted by reduced equipment sales in Food Packaging, while lower prices on select products, primarily in Protective Packaging, impacted price/mix.  Sequential sales increased 6%, including 2% of foreign exchange.

Commenting on our operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“Looking back at 2009, we are encouraged with the sequential improvement in sales even though our end markets have yet to break into positive year-over-year growth rates.  Lower input costs combined with aggressive cost savings programs and price/mix management yielded strong margin growth.  We maintained a balanced approach during the year by continuing to invest in innovation, launching over 25 new, distinct solutions, adding new customers, and returning cash to shareholders through $76 million of dividend payments.  We did this while generating record free cash flow of $500 million, which positions us extremely well to meet near term obligations and focus on growth.  We want to particularly recognize and thank Sealed Air employees around the world for their hard work and sacrifice to rise to the challenges of the difficult economic environment in 2009.”

Full year gross margin increased 320 basis points (bps) to 28.7%. Operating margin increased 340 bps to 11.6%.  Excluding $17 million in charges related to GMS and our cost reduction programs, the 2009 operating margin was 12.0%.  This compares with 10.1% in 2008, which excludes $93 million of comparable charges.  These 2009 margin increases reflect an estimated $200 million reduction in resin costs and approximately $80 million in benefits from GMS and cost reduction programs.

Fourth quarter gross margin increased 280 bps to 29.1%. Operating margin increased 100 bps to 10.8%.  Excluding $9 million in charges related to GMS and our cost reduction programs, the 2009 operating margin was 11.6%.  This compares with 11.7% in 2008, which excludes $23 million of comparable charges.  These 2009 margin results reflect an estimated $20 million reduction in resin costs and approximately $10 million in benefits from GMS and cost reduction programs.

Operating profit was impacted by higher marketing, administrative and development expenses.  Provisions for total company incentive compensation expenses increased $30 million in the quarter and $60 million for full year 2009 as compared to 2008.  This incentive compensation includes annual cash incentives, annual profit sharing, and long-term, share-based awards.  Of the 2009 amounts, $15 million in the quarter and $24 million in the year were for non-cash, long-term, share-based compensation vesting in 2011 and 2012 that recognizes the achievement of performance results that are aligned with strategic goals.  The $15 million in the fourth quarter reflects full year results that exceeded 2009 performance goals.

Fourth Quarter Segment Review

The following net sales discussions exclude the impact of currency translation, which we refer to on a “constant dollar basis.”  The attached financial statements present results in accordance with U.S. GAAP and the “Components of Change in Net Sales” section provides further details on the impact of currency translation.

In the following segment discussions, the 2009 fourth quarter operating profit includes the impact of the higher incentive compensation expenses that were discussed above, which are allocated to the segments for reporting purposes.

Food Packaging Segment

Sales decreased 4% on a constant dollar basis, principally reflecting 3% lower volumes related primarily to equipment sales in Europe.  Sequential sales increased 9%, including 3% of foreign exchange.  This increase reflects seasonality in the holiday period and increased demand for our products.

Operating profit was flat at $67 million while the operating margin was 13.3% compared with 13.4% in 2008.

Food Solutions Segment

Sales decreased 6% on a constant dollar basis, reflecting 5% lower volumes and 1% lower price/mix.  Volumes in North America were primarily impacted by lower sales in the food service sector.  Sequential sales increased 3%, which was largely attributable to foreign exchange.

Operating profit was $19 million with an operating margin of 8.2%. This compares with $28 million, or 11.7% in 2008.

Protective Packaging Segment

Sales decreased 7% on a constant dollar basis, reflecting 4% lower price/mix and 3% lower volumes.  Volumes were negatively impacted by the economic conditions in North America and Europe.  The lower price/mix is a result of lower prices on select products.  Sequential sales increased 6%, including 2% of foreign exchange.  This increase reflects a modest seasonal up tick due to the holiday shopping season.

Operating profit was $42 million with an operating margin of 12.9%.  This compares with $39 million, or 11.5% in 2008.

Other Category

Sales decreased 13% on a constant dollar basis, primarily reflecting 6% lower price/mix and 5% lower volume.  The decline in price/mix primarily reflects the mix of customized packaging solutions in our medical applications business.  Volumes were negatively impacted in our specialty materials business due to economic conditions in North America and Europe.  Sequential sales increased 1%, which was largely attributable to foreign exchange.

Operating profit was $1 million with an operating margin of 1.7%.  This compares with $2 million, or 1.8% in 2008.

Global Manufacturing Strategy (GMS)

We recognized a charge of $8 million in the fourth quarter, of which $5 million is a restructuring charge related to ceasing certain operations at one of our German locations.  We anticipate an additional $4 million of associated costs through mid-2010 to complete the project, marking the completion of projects related to GMS.

Financing Transactions

In November, we entered into a 150 million euro senior unsecured revolving credit facility due July 2012 (U.S. dollar equivalent at December 31, 2009 of $214 million).  Shortly thereafter, we canceled our ANZ facility valued at Australian dollar 170 million (U.S. dollar equivalent at November 30, 2009 of $156 million).

Goodwill Analysis

We are currently completing our annual goodwill impairment analysis in accordance with accounting standards.  This analysis is used to determine whether there might be a non-cash impairment of goodwill for the quarter and year ended December 31, 2009.  An update on this analysis will be discussed in our upcoming Form 10-K.

2010 Outlook and Earnings Guidance

Commenting on our outlook, Mr. Hickey stated:

“As we celebrate Sealed Air’s 50th anniversary, we are transitioning into 2010 with good momentum.  After a significant commitment in recent years to reduce our cost structure and align our business for growth in developing regions, we believe we are well positioned to capture the opportunities that lie ahead.  We are focusing on new products and technology platforms and are pursuing new opportunities in new market applications.  While many of our end markets continue to show some weakness today, we are anticipating a modest recovery and an average constant dollar sales growth of 4-6% in 2010.  We expect this growth to be led by a double-digit percent sales increase in our extensive developing region footprint.”

Presently, we are assuming a mid-single digit percent increase in resin prices largely driven by North American commodity-class resins.  We will be closely monitoring any resin cost changes and will prudently manage those situations as they arise.  For foreign currency translation, we have assumed the U.S. dollar averages $1.43 per euro in 2010.  In addition, we are targeting operating expenses to be at 16-17% of net sales.  We are assuming a full year effective tax rate of 27.0% and capital expenditures are estimated to be $80 to $100 million.  We are estimating depreciation and amortization to be $155 million and are assuming approximately $40 million for non-cash, long-term, share-based compensation.  Free cash flow is expected to exceed $300 million for the full year 2010.

As a result, we anticipate full year 2010 EPS to be in the range of $1.48 to $1.68, or $1.50 to $1.70 on an adjusted basis, excluding a $0.02 charge related to the remaining portion of GMS.  The pace of volume recovery and price/mix are the determining factors in the range.  This guidance assumes an incremental $10 million of benefits from our GMS program in 2010, bringing the full annual estimated benefit run rate to $55 million.  Our guidance does not factor in the payment of the W. R. Grace settlement as the exact timing of the settlement is unknown.  Our guidance also excludes any foreign exchange losses that may be recognized in 2010 related to the recent currency devaluation in Venezuela.

Business

For fifty years, Sealed Air has been a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that now serve an array of food, industrial, medical, and consumer applications.  Operating in 52 countries, Sealed Air’s international reach generated revenue of $4.2 billion in 2009.  With widely recognized brands such as Bubble Wrap® brand cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-U.S. GAAP Information

In this press release, we have included several non-GAAP financial measures, including adjusted EPS, adjusted 2010 EPS guidance, free cash flow, operating margin excluding charges, and a number of items where we say “excluding foreign exchange.”  We present results and guidance, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance.  We may use EPS and growth in net sales to determine performance-based compensation.  Our management uses financial measures, excluding the effects of currency translation, in evaluating operating performance.  Thus, management believes that this information may be useful to investors.  For important information on our use of non-GAAP financial measures, see the attached supplementary information entitled “Reconciliation of Diluted Net Earnings per Common Share,” “Free Cash Flow,” “Reconciliation of Net Earnings Available to Common Stockholders to EBIT, EBITDA and Adjusted EBITDA” and “Components of Change in Net Sales.”

Forward-Looking Statements

Sealed Air has provided certain forward-looking statements in this press release such as those in the Outlook section above. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including:  economic conditions affecting packaging utilization; changes in raw material costs; currency translation and devaluation effects; non-cash impairment of goodwill, and legal proceedings. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K as revised and updated by our Forms 10-Q and 8-K, as filed with the SEC.

SEALED AIR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per common share data)

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2009	2008	Change	2009	2008	Change

Net sales:
Food Packaging	$503.7	$502.5	—	$1,839.8	$1,969.4	(7)
Food Solutions	236.7	237.3	—	891.7	988.3	(10)
Protective Packaging	324.9	338.6	(4)	1,192.9	1,480.3	(19)
Other	81.1	89.9	(10)	318.4	405.5	(21)
Total net sales	1,146.4	1,168.3	(2)	4,242.8	4,843.5	(12)

Cost of sales	812.8	860.7	(6)	3,024.3	3,606.9	(16)

Gross profit	333.6	307.6	8	1,218.5	1,236.6	(1)
As a % of total net sales	29.1%	26.3%		28.7%	25.5%

Marketing, administrative and development expenses	203.7	172.1	18	719.2	755.0	(5)
As a % of total net sales	17.8%	14.7%		17.0%	15.6%

Restructuring and other charges (1)	5.8	21.3	(73)	7.0	85.1	(92)

Operating profit	124.1	114.2	9	492.3	396.5	24
As a % of total net sales	10.8%	9.8%		11.6%	8.2%

Interest expense	(40.3)	(31.7)	27	(154.9)	(128.1)	21

Loss on debt redemption (2)	—	—	—	(3.4)	—	#

Impairment of available-for-sale securities (3)	(0.8)	(20.3)	(96)	(4.0)	(34.0)	(88)

Other income (expense), net	4.1	(8.9)	#	(0.1)	(12.1)	(99)

Earnings before income tax provision	87.1	53.3	63	329.9	222.3	48

Income tax provision	22.0	6.0	#	85.6	42.4	#

Net earnings available to common stockholders	$65.1	$47.3	38	$244.3	$179.9	36
As a % of total net sales	5.7%	4.0%		5.8%	3.7%

Net earnings per common share: (1)
Basic	$0.41	$0.30		$1.54	$1.13

Diluted	$0.37	$0.26		$1.35	$0.99

Weighted average number of common shares outstanding: (1)
Basic	157.5	156.4		157.2	157.6

Diluted	175.7	187.5		182.6	188.6

# Denotes a variance greater than 100%.

(1) See Supplementary Information included in this release for further details of our restructuring and other charges and the calculation of basic and diluted net earnings per common share.

(2) As previously reported, we recorded a pre-tax loss on the redemption of all of our $431.3 million 3% Convertible Senior Notes due June 2033.

(3) In 2009 and 2008, we recorded pre-tax other-than-temporary impairments due to the decline in the estimated fair value of some of our auction rate securities investments.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CALCULATION OF NET EARNINGS PER COMMON SHARE (1)

(Unaudited)

(In millions, except per common share data)

		Three Months Ended		Year Ended
		December 31,		December 31,
		2009	2008	2009	2008
	Basic Net Earnings Per Common Share:
	Numerator
	Net earnings available to common stockholders	$65.1	$47.3	$244.3	$179.9
	Distributed and allocated undistributed net earnings to non-vested restricted stockholders	(0.5)	(0.4)	(1.9)	(1.5)
	Distributed and allocated undistributed net earnings to common stockholders	64.6	46.9	242.4	178.4
	Distributed net earnings - dividends paid to common stockholders	(19.0)	(18.8)	(75.6)	(75.7)
	Allocation of undistributed net earnings to common stockholders	$45.6	$28.1	$166.8	$102.7

	Denominator
	Weighted average number of common shares outstanding - basic	157.5	156.4	157.2	157.6

	Basic net earnings per common share:
	Distributed net earnings to common stockholders	$0.12	$0.12	$0.48	$0.48
	Allocated undistributed net earnings to common stockholders	0.29	0.18	1.06	0.65
	Basic net earnings per common share	$0.41	$0.30	$1.54	$1.13

	Diluted Net Earnings Per Common Share:
	Numerator
	Distributed and allocated undistributed net earnings to common stockholders	$64.6	$46.9	$242.4	$178.4
Add:	Allocated undistributed net earnings to non-vested restricted stockholders	0.3	0.2	1.3	0.9
	Interest on 3% Convertible Senior Notes, net of taxes (2)	—	2.0	4.4	7.9
Less:	Undistributed net earnings reallocated to non-vested restricted stockholders	(0.3)	(0.2)	(1.2)	(0.8)
	Net earnings available to common stockholders - diluted	$64.6	$48.9	$246.9	$186.4

	Denominator
	Weighted average number of common shares outstanding - basic	157.5	156.4	157.2	157.6
	Effect of assumed issuance of Settlement agreement shares	18.0	18.0	18.0	18.0
	Effect of non-vested restricted stock units	0.2	0.2	0.2	0.2
	Effect of conversion of 3% Convertible Senior Notes (2)	—	12.9	7.2	12.8
	Weighted average number of common shares outstanding - diluted (3)	175.7	187.5	182.6	188.6

	Diluted net earnings per common share	$0.37	$0.26	$1.35	$0.99

(1) On January 1, 2009, we adopted a new accounting standard requiring non-vested share-based payment awards that contain non-forfeitable rights to dividends to be treated as participating securities and therefore included in computing earnings per common share using the two-class method. The two-class method is an earnings allocation formula that calculates basic and diluted net earnings per common share for each class of common stock separately based on dividends declared and participation rights in undistributed earnings. The non-vested restricted stock issued under our 2005 Contingent Stock Plan are considered participating securities since these securities have non-forfeitable rights to dividends when we declare a dividend during the contractual period of the share-based payment award.

When calculating diluted net earnings per common share, the more dilutive effect of applying either of the following is presented: (a) the two-class method assuming that the participating security is not exercised or converted, or, (b) the treasury stock method for the participating security.  Our diluted net earnings per common share above were calculated using the two-class method since such method was more dilutive.

The calculations of basic and diluted net earnings per common share for 2008 have been adjusted to reflect this change and this adjustment did not have a material impact.

(2) On July 20, 2009, we redeemed all of our 3% Convertible Senior Notes.

(3) Provides for the following items if their inclusion is dilutive: (1) the effect of assumed issuance of 18 million shares of common stock reserved for the Settlement agreement, (2) the effect of conversion of our 3% Convertible Senior Notes due June 2033 and (3) the effect of non-vested restricted stock units using the treasury stock method.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information - Non-U.S. GAAP Disclosure

RECONCILIATION OF DILUTED NET EARNINGS PER COMMON SHARE (1)

(Unaudited)

(In millions, except per common share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

U.S. GAAP diluted net earnings per common share	$0.37	$0.26	$1.35	$0.99

Net earnings effect resulting from the following:

Global manufacturing strategy and restructuring and other charges, net of income tax benefits of $2.3 for the three months ended December 31, 2009, $6.4 for the three months ended December 31, 2008, $5.0 for the year ended December 31, 2009 and $8.6 for the year ended December 31, 2008(2)	0.03	0.06	0.07	0.10

Impairment of available-for-sale securities, net of income tax benefits of $7.3 for the three months ended December 31, 2008, $1.5 for the year ended December 31, 2009 and $12.2 for the year ended December 31, 2008(3)	—	0.07	0.01	0.11

Loss on debt redemption, net of income tax benefit of $1.3(4)	—	—	0.01	—

Cost reduction and productivity program restructuring charge, net of income tax benefits of $1.7 for the three months ended December 31, 2008 and $22.3 for the year ended December 31, 2008(2)	—	0.02	—	0.23

Reversal of tax accruals, net and related interest	—	(0.02)	—	(0.03)

Adjusted diluted net earnings per common share	$0.40	$0.39	$1.44	$1.40

(1) Presenting adjusted diluted net earnings per common share aids in the comparisons with other periods or prior guidance and thus management believes that this information may be useful to investors.  Adjusted diluted net earnings per common share is among the criteria upon which incentive compensation may be determined.

(2) See Note 2 of Business Segment Information and Capital Expenditures for further details.

(3) See Note 3 of Condensed Consolidated Statements of Operations for further details.

(4) See Note 2 of Condensed Consolidated Statements of Operations for further details.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (1)

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Operating profit:
Food Packaging	$67.2	$67.4	$251.7	$217.5

As a % of Food Packaging net sales	13.3%	13.4%	13.7%	11.0%

Food Solutions	19.4	27.7	85.7	80.0

As a % of Food Solutions net sales	8.2%	11.7%	9.6%	8.1%

Protective Packaging	41.9	38.8	150.0	169.1

As a % of Protective Packaging net sales	12.9%	11.5%	12.6%	11.4%

Other	1.4	1.6	11.9	15.0

As a % of Other net sales	1.7%	1.8%	3.7%	3.7%

Total segments and other	129.9	135.5	499.3	481.6

As a % of Total net sales	11.3%	11.6%	11.8%	9.9%

Restructuring and other charges (2)	5.8	21.3	7.0	85.1

Total	$124.1	$114.2	$492.3	$396.5

As a % of total net sales	10.8%	9.8%	11.6%	8.2%

Depreciation and amortization:(3)
Food Packaging	$17.9	$16.3	$69.2	$67.0
Food Solutions	8.6	7.0	31.4	29.4
Protective Packaging	8.6	8.6	34.1	40.6
Other	5.6	5.0	19.8	18.0
Total	$40.7	$36.9	$154.5	$155.0

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

CAPITAL EXPENDITURES	$20.1	$38.8	$80.3	$180.7

(1) The 2009 amounts presented are subject to change prior to the filing of our upcoming Annual Report on Form 10-K.

(2) The restructuring and other charges by business segment and other were as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Food Packaging	$5.0	$15.8	$6.0	$46.2
Food Solutions	0.7	3.1	1.0	15.1
Protective Packaging	—	1.5	(0.1)	18.8
Other	0.1	0.9	0.1	5.0
Total	$5.8	$21.3	$7.0	$85.1

The restructuring and other charges in 2009 primarily related to our previously announced commitment to relocate our bag making and printing operations in Norderstedt, Germany, as part of our global manufacturing strategy. In the third quarter of 2008, we implemented our cost reduction and productivity program. The restructuring charges related to this program were $65.8 million in 2008. The remaining amount of $19.3 million of restructuring and other charges in 2008 were related to the closure of a manufacturing facility in the U.S., which was also part of our Company’s global manufacturing strategy.

(3) The 2008 amounts have been reclassified to exclude share-based compensation expense of $4.0 million in the three months ended December 31, 2008 and $16.5 million in the year ended December 31, 2008. Share-based compensation is recorded in marketing, administrative and development expenses on the condensed consolidated statement of operations.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	December 31, 2009(1)	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$694.5	$128.9
Receivables, net	666.7	682.8
Inventories	469.4	564.3
Other current assets	240.6	296.7
Total current assets	2,071.2	1,672.7
Property and equipment, net	1,010.7	1,051.4
Goodwill	1,948.7	1,938.1
Other assets, net	385.3	323.8
Total assets	$5,415.9	$4,986.0

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$28.2	$37.6
Current portion of long-term debt	6.5	151.5
Accounts payable	214.2	277.2
Settlement agreement and related accrued interest	746.8	707.8
Other current liabilities	439.0	448.1
Total current liabilities	1,434.7	1,622.2
Long-term debt, less current portion	1,626.3	1,289.9
Other liabilities	142.7	148.3
Total liabilities	3,203.7	3,060.4
Total parent company stockholders’ equity	2,211.5	1,924.6
Noncontrolling interests	0.7	1.0
Total stockholders’ equity	2,212.2	1,925.6
Total liabilities and stockholders’ equity	$5,415.9	$4,986.0

(1) The amounts presented are subject to change prior to the filing of our upcoming Annual Report on Form 10-K.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information - Non U.S. GAAP Disclosure

FREE CASH FLOW(1)

(Unaudited)

(In millions)

	Year Ended
	December 31,
	2009	2008

Net earnings available to common stockholders	$244.3	$179.9
Net earnings effect resulting from the following: (2)

Global manufacturing strategy and restructuring and other charges, net of tax benefits of $5.0 in 2009 and $8.6 in 2008	10.9	18.0

Impairment of available-for-sale securities, net of tax benefits of $1.5 in 2009 and $12.2 in 2008	2.5	21.8

Loss on debt redemption, net of tax benefit of $1.3	2.1	—

Cost reduction and productivity program restructuring charge, net of tax benefits of $0.3 in 2009 and $22.3 in 2008	0.5	43.5

Reversal of tax accruals, net and related interest	—	(6.2)

Adjusted net earnings available to common stockholders	$260.3	$257.0

Add: Depreciation and amortization	154.5	155.0

Add: Share-based compensation expense (2)	38.8	16.5

Less: Capital expenditures	(80.3)	(180.7)

Changes in working capital items:
Receivables, net (3)	16.1	107.0

Add: Cash used to repay (received from) the accounts receivable securitization program	80.0	(80.0)

Inventories(3)	94.9	17.4

Accounts payable(3)	(63.0)	(39.1)

Free Cash Flow	$501.3	$253.1

(1) Free cash flow does not purport to represent net earnings or net cash provided by operating activities as those terms are defined under generally accepted accounting principals in the United States, or U.S. GAAP and should not be considered as an alternative to such measurements or as an indicator of our performance under U.S. GAAP.  Our calculation of free cash flow may not be comparable with similarly-titled measures used by other companies.  Free cash flow is among the various indicators used by our management to measure the performance of our operations and aids in the comparisons with other periods and thus our management believes such information may be useful to investors.

(2) In 2008, this amount was included in depreciation and amortization.

(3) Includes the impact of foreign currency translation.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information - Non U.S. GAAP Disclosure

Reconciliation of Net Earnings Available to Common Stockholders to EBIT, EBITDA and Adjusted EBITDA(1)

(Dollars in millions)

All amounts are approximate due to rounding

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Reconciliation of Net Earnings Available to Common Stockholders to EBIT and EBITDA:
Net earnings available to common stockholders	$65.1	$47.3	$244.3	$179.9

Add:
Interest expense	40.3	31.7	154.9	128.1
Income tax provision	22.0	6.0	85.6	42.4

EBIT	$127.4	$85.0	$484.8	$350.4

Add: depreciation and amortization	40.7	36.9	154.5	155.0

EBITDA	$168.1	$121.9	$639.3	$505.4

Add: global manufacturing strategy and restructuring and other charges	7.6	16.8	15.9	26.7

Add: impairment of available-for-sale securities	0.8	20.3	4.0	34.0

Add: share-based compensation expense(2)	17.4	4.0	38.8	16.5

Add: loss on debt redemption	—	—	3.4	—

Add: cost reduction and productivity program restructuring charge	0.3	6.0	0.8	65.8

Add: Settlement agreement related costs	0.6	0.1	1.8	1.5

Adjusted EBITDA	$194.8	$169.1	$704.0	$649.9

Total net sales	$1,146.4	$1,168.3	$4,242.8	$4,843.5

Adjusted EBITDA as a percentage of total net sales	17.0%	14.5%	16.6%	13.4%

(1) EBIT, EBITDA and Adjusted EBITDA do not purport to represent net earnings or net cash provided by operating activities, as those terms are defined under U.S. GAAP, and should not be considered as an alternative to such measurements or as indicators of our performance under U.S. GAAP.  Our definitions of EBIT and EBITDA may not be comparable with similarly-titled measures used by other companies.  EBIT, EBITDA and Adjusted EBITDA are among the indicators used by our management to measure the performance of our operations and thus our management believes such information may be useful to investors.  Such measures are also among the criteria upon which incentive compensation may be based.

(2) In 2008, this amount was included in depreciation and amortization.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

(Unaudited)

All amounts are approximate due to rounding

Components of Change in Net Sales - Business Segments and Other

(Dollars in millions)

	Three Months Ended December 31, 2009
	Food		Food		Protective				Total
	Packaging		Solutions		Packaging		Other		Company
Volume - Units	$(15.4)	(3.1)%	$(12.4)	(5.2)%	$(10.0)	(2.9)%	$(4.9)	(5.2)%	$(42.7)	(3.6)%
Volume - Acquired businesses, net of (dispositions)	—	—	—	—	—	—	(2.0)	(2.3)	(2.0)	(0.2)
Product Price/Mix	(4.2)	(0.9)	(2.1)	(0.9)	(14.2)	(4.2)	(5.3)	(5.7)	(25.8)	(2.2)
Foreign currency translation	20.8	4.1	13.9	5.9	10.5	3.1	3.4	3.7	48.6	4.2
Total change (U.S. GAAP)	$1.2	0.1%	$(0.6)	(0.2)%	$(13.7)	(4.0)%	$(8.8)	(9.5)%	$(21.9)	(1.8)%

Impact of foreign currency translation	(20.8)	(4.1)	(13.9)	(5.9)	(10.5)	(3.1)	(3.4)	(3.7)	(48.6)	(4.2)
Total constant dollar change (Non-U.S. GAAP)	$(19.6)	(4.0)%	$(14.5)	(6.1)%	$(24.2)	(7.1)%	$(12.2)	(13.2)%	$(70.5)	(6.0)%

	Year Ended December 31, 2009
	Food		Food		Protective				Total
	Packaging		Solutions		Packaging		Other		Company
Volume - Units	$(55.4)	(2.8)%	$(35.4)	(3.6)%	$(209.4)	(14.1)%	$(78.5)	(19.3)%	$(378.7)	(7.8)%
Volume - Acquired businesses, net of (dispositions)	—	—	—	—	2.2	0.1	(3.4)	(0.8)	(1.2)	—
Product Price/Mix	46.2	2.3	(3.7)	(0.4)	(30.6)	(2.0)	9.3	2.3	21.2	0.4
Foreign currency translation	(120.4)	(6.1)	(57.5)	(5.8)	(49.6)	(3.4)	(14.5)	(3.6)	(242.0)	(5.0)
Total change (U.S. GAAP)	$(129.6)	(6.6)%	$(96.6)	(9.8)%	$(287.4)	(19.4)%	$(87.1)	(21.4)%	$(600.7)	(12.4)%

Impact of foreign currency translation	120.4	6.1	57.5	5.8	49.6	3.4	14.5	3.6	242.0	5.0
Total constant dollar change (Non-U.S. GAAP)	$(9.2)	(0.5)%	$(39.1)	(4.0)%	$(237.8)	(16.0)%	$(72.6)	(17.8)%	$(358.7)	(7.4)%

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

(Unaudited)

All amounts are approximate due to rounding

Components of Change in Net Sales - Geographic

(Dollars in millions)

	Three Months Ended December 31, 2009
	U.S.		International		Total Company
Volume - Units	$(27.8)	(5.0)%	$(14.9)	(2.5)%	$(42.7)	(3.6)%
Volume - Acquired businesses, net of (dispositions)	—	—	(2.0)	(0.3)	(2.0)	(0.2)
Product Price/Mix	(20.9)	(3.8)	(4.9)	(0.8)	(25.8)	(2.2)
Foreign currency translation	—	—	48.6	7.9	48.6	4.2
Total	$(48.7)	(8.8)%	$26.8	4.3%	$(21.9)	(1.8)%

	Year Ended December 31, 2009
	U.S.		International		Total Company
Volume - Units	$(186.4)	(8.5)%	$(192.3)	(7.2)%	$(378.7)	(7.8)%
Volume - Acquired businesses, net of (dispositions)	2.2	0.1	(3.4)	(0.1)	(1.2)	—
Product Price/Mix	(32.0)	(1.5)	53.2	2.0	21.2	0.4
Foreign currency translation	—	—	(242.0)	(9.1)	(242.0)	(5.0)
Total	$(216.2)	(9.9)%	$(384.5)	(14.4)%	$(600.7)	(12.4)%

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

(Unaudited)

All percentages are approximate due to rounding

Percentage Change in Net Sales by Geographic Region

Three Months Ended December 31, 2009

	Including the effect of foreign currency translation	Excluding the effect of foreign currency translation
U.S.	(8.8)%	(8.8)%
Canada	(1.6)	(9.6)
Europe	(2.3)	(7.7)
Latin America	9.3	6.6
Asia Pacific	17.8	0.5
Total	(1.8)%	(6.0)%

Year Ended December 31, 2009

	Including the effect of foreign currency translation	Excluding the effect of foreign currency translation
U.S.	(9.9)%	(9.9)%
Canada	(11.4)	(2.7)
Europe	(18.7)	(10.0)
Latin America	(7.7)	6.3
Asia Pacific	(9.7)	(2.8)
Total	(12.4)%	(7.4)%

Percentage of Net Sales Contribution by Geographic Region

	Three Months Ended	Year Ended
	December 31, 2009	December 31, 2009
U.S.	44.0%	46.4%
Canada	3.0	3.1
Europe	28.6	28.2
Latin America	9.7	9.1
Asia Pacific	14.7	13.2
Total	100.0%	100.0%